Exhibit 99.1

Steve Madden Announces Third Quarter 2017 Results

LONG ISLAND CITY, N.Y., October 31, 2017 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2017.

Amounts referred to as “Adjusted” exclude the items that are described under the heading “Non-GAAP Adjustments.”

For the Third Quarter 2017:

•	Net sales increased 8.0% to $441.2 million compared to $408.4 million in the same period of 2016.
•	Gross margin was 37.6% as compared to 37.8% in the same period last year, a decrease of 20 basis points.
•	Operating expenses as a percentage of sales were 23.8%. Adjusted operating expenses as a percentage of sales were 23.7% as compared to 23.5% of sales in the same period of 2016.
•	Operating income totaled $65.4 million, or 14.8% of net sales. Adjusted operating income was $65.9 million, or 14.9% of net sales, compared with operating income of $63.8 million, or 15.6% of net sales, in the same period of 2016.
•	Net income was $44.2 million, or $0.77 per diluted share. Adjusted net income was $44.5 million, or $0.77 per diluted share, compared to $43.8 million, or $0.74 per diluted share, in the prior year’s third quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We recorded solid sales and EPS growth in the quarter despite the challenging retail environment, led by strong performance across our Steve Madden wholesale footwear businesses, including Steve Madden Women’s, Men’s and Kids’ as well as Madden Girl. As we look ahead, we expect that we will continue to face industry headwinds, and as a result, we are planning our business prudently. That said, we believe that our strong brands, proven business model and on-trend product offerings position us well to meet our financial targets for the year and continue to enhance shareholder value over the long-term.”

Third Quarter 2017 Segment Results

Net sales for the wholesale business increased 8.7% to $376.9 million in the third quarter of 2017. Excluding the results of recently acquired Schwartz & Benjamin, wholesale net sales increased 1.6% to $352.0 million from $346.6 million in the third quarter of 2016, as an increase in the wholesale footwear business was partially offset by a decline in wholesale accessories. Gross margin in the wholesale business was 33.9%, flat compared to last year’s third quarter.

Retail net sales in the third quarter increased 4.0% to $64.3 million compared to $61.8 million in the third quarter of the prior year. Same store sales decreased 3.8% in the quarter compared to a 1.3% same store sales increase in the third quarter of 2016. Retail gross margin decreased to 59.3% in the third quarter of 2017 as compared to 59.9% in the third quarter of the prior year.

During the third quarter, the Company opened one full price store and three outlet stores in the U.S. as well as five full price stores in international markets. The Company ended the quarter with 202 company-operated retail locations, including four Internet stores. In addition, during the third quarter the Company opened 15 concessions in Asia and ended the quarter with 32 company-operated concessions in international markets.

The Company’s effective tax rate for the third quarter of 2017 was 32.1% on both a GAAP and Adjusted basis compared to 32.3% in the third quarter of the prior year.

Balance Sheet and Cash Flow

During the third quarter of 2017, the Company repurchased 228,562 shares of the Company’s common stock for approximately $9.3 million, which includes shares acquired through the net settlement of employee stock awards.

As of September 30, 2017, cash, cash equivalents, and current and non-current marketable securities totaled $176.9 million.

Company Outlook

The Company is maintaining its full-year outlook and expects that net sales in fiscal year 2017 will increase 9% to 11% over net sales in 2016. The Company expects that diluted EPS on a GAAP basis for fiscal year 2017 will be in the range of $2.03 to $2.09. The Company expects that Adjusted diluted EPS for fiscal year 2017 will be in the range of $2.18 to $2.24.

Non-GAAP Adjustments

Amounts referred to as “Adjusted” exclude the items below.

For the third quarter 2017:

•	$0.5 million pre-tax ($0.3 million after-tax) in expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.

For the fiscal year 2017:

•	$1.7 million pre-tax ($1.1 million after-tax) in non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition, included in cost of sales.

•	$1.7 million pre-tax ($1.1 million after-tax) in expense incurred in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.
•	$7.5 million pre-tax ($6.5 million after-tax) in estimated bad debt expense associated with the Payless ShoeSource bankruptcy, included in operating expenses.

Reconciliations of amounts on a GAAP basis to Adjusted amounts are presented in the Non-GAAP Reconciliation tables at the end of this release and identify and quantify all excluded items.

Conference Call Information

Interested stockholders are invited to listen to the second quarter earnings conference call scheduled for today, October 31, 2017, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-844-512-2921 (U.S.) and 1-412-317-6671 (international), passcode 8203375, and will be available until November 30, 2017.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is a licensee of various brands, including Kate Spade®, Superga® and Avec Les Filles®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 202 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net sales	$441,193	$408,384	$1,181,728	$1,063,143
Cost of sales	275,302	253,876	743,723	671,388
Gross profit	165,891	154,508	438,005	391,755
Commission and licensing fee income, net	4,746	5,304	10,838	10,259
Operating expenses	105,194	96,046	310,725	272,478
Income from operations	65,443	63,766	138,118	129,536
Interest and other income, net	564	747	1,956	1,117
Income before provision for income taxes	66,007	64,513	140,074	130,653
Provision for income taxes	21,181	20,810	45,703	38,212
Net income	44,826	43,703	94,371	92,441
Net income (loss) attributable to noncontrolling interest	596	(64)	1,019	278
Net income attributable to Steven Madden, Ltd.	$44,230	$43,767	$93,352	$92,163

Basic income per share	$0.81	$0.77	$1.69	$1.61
Diluted income per share	$0.77	$0.74	$1.61	$1.54

Basic weighted average common shares outstanding	54,904	56,869	55,290	57,334
Diluted weighted average common shares outstanding	57,751	59,329	57,894	59,772

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	September 30, 2017	December 31, 2016	September 30, 2016
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$92,080	$126,115	$62,723
Marketable securities (current & non current)	84,815	110,054	120,737
Accounts receivables, net	337,200	200,958	269,853
Inventories	124,117	119,824	111,952
Other current assets	44,621	42,279	31,602
Property and equipment, net	73,922	72,381	74,382
Goodwill and intangibles, net	305,622	280,097	282,920
Other assets	9,026	9,167	8,220
Total assets	$1,071,403	$960,875	$962,389

Accounts payable	$102,906	$80,584	$102,095
Contingent payment liability (current & non current)	23,050	7,948	16,682
Other current liabilities	106,485	94,595	78,994
Other long term liabilities	35,961	36,676	40,978
Total Steven Madden, Ltd. stockholders’ equity	797,061	740,867	723,363
Noncontrolling interest	5,940	205	277
Total liabilities and stockholders’ equity	$1,071,403	$960,875	$962,389

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Net cash provided by operating activities	$35,010	$73,464

Investing Activities
Purchases of property and equipment	(11,710)	(12,908)
Sales of marketable securities, net	28,290	2,736
Repayment of notes receivable	221	249
Acquisition, net of cash acquired	(17,396)	—
Net cash used in investing activities	(595)	(9,923)

Financing Activities
Common stock share repurchases for treasury	(73,226)	(66,394)
Purchase of noncontrolling interest	—	(3,759)
Payment of contingent liability	(7,359)	(8,048)
Proceeds from exercise of stock options	11,312	4,869
Net cash used in financing activities	(69,273)	(73,332)

Effect of exchange rate changes on cash and cash equivalents	823	100

Net (decrease) in cash and cash equivalents	(34,035)	(9,691)

Cash and cash equivalents - beginning of period	126,115	72,414
Cash and cash equivalents - end of period	$92,080	$62,723

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP gross profit to Adjusted gross profit

Nine Months Ended
September 30, 2017
Consolidated
GAAP gross profit	$438,005

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,654

Adjusted gross profit	$439,659

Wholesale
GAAP gross profit	$325,717

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	1,654

Adjusted gross profit	$327,371

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

GAAP operating expenses	$105,194	$310,725

Expense incurred in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	488	1,255

Bad debt expense associated with the Payless ShoeSource bankruptcy	—	7,500

Adjusted operating expenses	$104,706	$301,970

Table 3 - Reconciliation of GAAP operating income to Adjusted operating income

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

GAAP operating income	$65,443	$138,118

Non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	—	1,654

Expense incurred in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	488	1,255

Bad debt expense associated with the Payless ShoeSource bankruptcy	—	7,500

Adjusted operating income	$65,931	$148,527

Table 4 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

GAAP provision for income taxes	$21,181	$45,703

Tax effect of non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	—	579

Tax effect of expense incurred in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	181	465

Tax effect of bad debt expense associated with the Payless ShoeSource bankruptcy	—	964

Adjusted provision for income taxes	$21,362	$47,711

Table 5 - Reconciliation of GAAP net income to Adjusted net income

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

GAAP net income attributable to Steven Madden, Ltd.	$44,230	$93,352

After-tax impact of non-cash expense associated with the purchase accounting fair value adjustment of inventory acquired in the Schwartz & Benjamin acquisition	—	1,075

After-tax impact of expense incurred in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	307	790

After-tax impact of bad debt expense associated with the Payless ShoeSource bankruptcy	—	6,536

Adjusted net income attributable to Steven Madden, Ltd.	$44,537	$101,753

GAAP diluted income per share	$0.77	$1.61
Adjusted diluted income per share	$0.77	$1.76

Contact

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Investor Relations

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www.icrinc.com